Exhibit 4.3

Conveyance of Overriding Royalty Interest

Effective [                    ] (the “Effective Date”), [                    ] (“Assignor”) for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, grant and convey to [                                                     ] (“Assignee”), its successors and assigns, as of the Effective Date at 12:01 a.m. (local time), an overriding royalty interest (the “Overriding Royalty Interest”) in and to each of the interests described on Exhibit ”A” attached hereto and made a part hereof (the “Interests”) equal to [            ] percent ([    ]%) of Assignor’s right, title and interest in the Interests which were acquired by Assignor by virtue of the assignments and/or agreements set forth on Exhibit “A” attached hereto and by this reference made a part hereof (the “Conveyances”). This Conveyance of Overriding Royalty Interest is subject to the terms and conditions of the Cabot Oil & Gas Corporation Mineral, Royalty and Overriding Royalty Interest Plan (the “Plan”) and the Conveyances. In the event of a conflict between the terms of this Conveyance of Overriding Royalty Interest and the terms of the Plan, the terms of the Plan shall control.

Assignor is entitled, through the assignments and agreement identified in Exhibit “A” hereto, to a portion of the overriding royalty interest transferred by the instrument identified on Exhibit “B” hereto, but Assignor has not acquired record title to that interest. Any record title which Assignor hereafter acquires in a portion of the overriding royalty interest transferred by the instrument identified on Exhibit “B”, to which Assignor becomes entitled through the assignments or agreement identified in Exhibit “A”, shall be considered an Interest for the purpose of this Conveyance of Overriding Royalty Interest, and the Overriding Royalty Interest herein assigned shall extend to any such subsequently acquired Interest.

The Overriding Royalty Interest shall be paid in accordance with and in the same manner as the terms and provisions of the assignments and conveyances in the chain of title out of which the Overriding Royalty Interest arises. Assignee shall be responsible for and bear all ad valorem, production, and severance taxes chargeable against the Overriding Royalty Interest, provided that all such taxes shall be paid for Assignee by Assignor out of production attributable to Assignee’s Overriding Royalty Interest.

If Assignor owns a working interest, or similar interest, in any properties out of which the Interests or Overriding Royalty Interest are derived, Assignor may conduct and carry on, or may contract for, the exploration, development, maintenance and operation of any such properties, in any manner it so desires, without regard to the Overriding Royalty Interest and without any liability to Assignee. In addition, Assignor may transfer and dispose of, and may take or omit to take any other action with respect to, all or any of its Interests from time to time in any such manner. For the avoidance of doubt, (a) Assignor shall have no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to the Overriding Royalty Interest or lands pooled therewith, or to continue to operate any well or to operate or maintain in force or attempt to maintain in force any lease thereon, including by payment of delay rentals, shut-in royalties, compensatory royalties or other payments or by the drilling of any wells upon any such lease, or in any other manner, and the extent and duration of

Conveyance of Overriding Royalty Interest	1

all operations, as well as the preservation of any such lease by delay rental payments or otherwise, shall be at the sole discretion of Assignor, and (b) Assignor shall have the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to Assignee.

Assignor shall make all determinations with respect to the exploration, development, maintenance and operation of any property subject to the Overriding Royalty Interest using the same criteria (or criteria less favorable to the property subject to the Overriding Royalty Interest) as it would use were such property not subject to the Overriding Royalty Interest (that is, Assignor shall not favor properties subject to the Overriding Royalty Interest over properties not subject to the Overriding Royalty Interest when allocating Assignor’s resources in the exploration, development, maintenance and operation of its properties).

Assignee grants Assignor the right, without further approval by Assignee, to pool the Overriding Royalty Interest, or portions thereof, with other lands or leases to form one or more pooled units. As to each pooled unit so created, the overriding royalty interest assigned to Assignee shall be reduced in accordance with the terms of any applicable lease, pooling agreement or unit agreement.

This Conveyance of Overriding Royalty Interest shall inure to the benefit of and be binding on the parties and their respective heirs, legal representatives, successors and permitted assigns. Except as provided below, Assignee may only transfer or dispose of all or any portion of the Overriding Royalty Interest (1) with the prior written consent of Assignor, which it may withhold in its sole discretion, and (2) after allowing Assignor a preferential purchase right on the following terms. If at any time Assignee desires to transfer or dispose of all or any portion of the Overriding Royalty Interest, Assignee must first give to Assignor written notice thereof stating: (a) the amount of the Overriding Royalty Interest offered by Assignee; (b) the form of consideration (which shall be either cash or a promissory note containing reasonable and customary terms) at which such Overriding Royalty Interest is offered (the “Offered Price”); (c) the name and address of the proposed transferee from which Assignee has a bona fide offer to purchase the Overriding Royalty Interest; (d) the proposed time of closing and payment for the Overriding Royalty Interest; and (e) any other relevant material terms of the proposed sale. Upon receipt of such notice, Assignor will have a right to purchase all or any portion of the offered Overriding Royalty Interest within 30 days of receipt of such notice at a purchase price equal to the Offered Price or such other price as may be agreed upon by Assignor and Assignee.

The restrictions contained in the preceding paragraph shall not apply to Assignee’s transfer of 100% of the Overriding Royalty Interest to (1) any member of the immediate family of Assignee or (2) any trust or other estate planning entity whose principal beneficiary or beneficiaries are Assignee and/or one or more members of the immediate family of Assignee; provided that, prior to such transfer, the transferee agrees to be bound in writing by the restrictions on transfer contained herein or in any assignment, conveyance or other instrument or document executed by Assignee in connection with Assignee’s purchase of the Overriding Royalty Interest, and that any transfers of interests in such trust or estate planning entity holding the Overriding Royalty Interest shall be subject to the same transfer restrictions as the Overriding Royalty Interest. Assignee’s heirs, legal representatives, successors and permitted assigns shall be bound by and comply with said transfer restrictions.

Conveyance of Overriding Royalty Interest	2

Assignor makes no, and disclaims any, warranty of title or otherwise as to the Overriding Royalty Interest. Assignee accepts the Overriding Royalty Interest without warranty of title or otherwise. Assignor makes no, and disclaims any, warranty of any kind, express or implied, as to the accuracy or completeness of any data, information or estimates provided to Assignee by Assignor. Assignor makes no, and disclaims any, warranty of any kind, express or implied, as to the condition of any equipment, materials or facilities associated with the Interests (or with any properties out of which the Interests or the Overriding Royalty Interest are derived), including without limitation any warranty as to merchantability or fitness for a particular purpose. Assignee acknowledges such disclaimers.

This Conveyance of Overriding Royalty Interest shall be construed in accordance with, and enforced under, the laws of the State of [            ], without regard to choice of law rules of any jurisdiction, including [            ].

Assignor and Assignee have executed this Conveyance of Overriding Royalty Interest as of the Effective Date.

ASSIGNOR	ASSIGNEE

[ ]

By:	By:
Name:	Name:
Title:

Conveyance of Overriding Royalty Interest	3

ACKNOWLEDGMENTS

STATE OF [ ]	§
§
COUNTY OF [ ]	§

On this      day of [                    ], this instrument was acknowledged before me by                                                      , [                                                     ] of [                    ].

Notary Public in and for the State of [ ]
My Commission Expires:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

On this      day of [                    ], this instrument was acknowledged before me by                                                      , [                                                     ] of [                    ].

Notary Public in and for the State of [ ]
My Commission Expires:

Conveyance of Overriding Royalty Interest	4

Exhibit “A”

to

Conveyance of Overriding Royalty Interest

Conveyance of Overriding Royalty Interest

Exhibit “B”

to

Conveyance of Overriding Royalty Interest

Conveyance of Overriding Royalty Interest